Exhibit 10.6
Amendment to the
Matthews International Corporation
Officers Retirement Restoration Plan

WHEREAS, the Board of Directors resolved to terminate the defined benefit portion of the Plan as of August 2, 2021, with benefits previously frozen on this portion as of April 30, 2021; and

WHEREAS, the Board of Directors took such action by unanimous written consent dated August 2, 2021, and authorized this amendment in such action.

NOW THEREFORE, pursuant to the authority granted to the undersigned by the Matthews International Corporation Board of Directors, the Matthews International Corporation Officers Retirement Restoration Plan (the "Plan") is hereby amended by adding the following new Section 7.3 to the Plan:

7.3 Plan Termination Provisions for Defined Benefit portion.

(a) Notwithstanding any other provision of this Plan to the contrary, effective as of the close of business on August 2, 2021 (the "Termination Date"), the Defined Benefit Portion of the Plan is terminated. Without limiting the generality of the foregoing and without limiting the applicability of Plan provisions not specifically listed, the more substantive Defined Benefit Portion of the Plan is generally found in sections 3.1 to 3.5 and sections 4.1 to 4.8 of the overall Plan.

(b) All benefits in the Defined Benefit Portion of the Plan ceased accruing or increasing as of April 30, 2021. As of April 30, 2021, with respect to the Defined Benefit Portion of the Plan to the extent not previously limited or frozen: increases in Earnings will not be considered; the Accrued Defined Benefit will not increase; no further service or Credited Service or Continuous Service will be credited.

(c) In connection with the Termination of the Defined Benefit Portion of the Plan, the Company shall proceed to distribute all benefits accrued, earned or otherwise credited under the Defined Benefit Portion of the Plan. The distribution of any and all such accrued benefits to be made in the form of a single lump-sum payment to each Participant commencing no earlier than twelve months from the Termination Date, except for payments that are otherwise due during the 12-month period, which must be made as scheduled. In no event will the benefits be distributed later than 24 months from the Termination Date, and in no event will any Participant be able to select a payment date. The date for payment will be October 1, 2022, unless extended by action of the Compensation Committee.

(d) Lump sums will be calculated as follows:

(i) The present value of the Normal Defined Retirement Benefit of each Participant under the Plan as of August 2, 2021 (reflecting the Normal Defined Retirement Benefit and the offsets to the Normal Defined Retirement Benefit under the Plan for Active Participants, both determined as of April 30, 2021) shall be determined by the Company’s actuary consistent with the basis utilized for proxy reporting purposes, based on each Participant’s frozen Normal Defined Retirement Benefit as of August 2, 2021 as calculated above and the application of a discount rate of 2.50% (representing the actual discount rate as of July 31, 2021 determined consistent with the basis utilized for proxy reporting purposes).

(ii) For Active Participants (and Former Active Participants that are not yet Retired Participants), the present value lump sum amounts determined above shall receive an adjustment as calculated by the actuary at the above discount rate from August 2, 2021 until the payment date. If a participant’s present value as of August 2, 2021 exceeded the benefit cap previously established by the Committee, such participant is not eligible for additional service credit or benefit increases. Such participant’s present value amount as of the date the cap was reached shall only receive the aforesaid adjustment from such date until the lump-sum payment date.

(iii) The lump-sum value determined above for Active Participants shall then be reduced by the present values of an Active Participant’s Accrued Benefits under the Matthews International Corporation Employees Retirement Plan determined as of September 30, 2021 (reflecting Earnings and Credited Service as of April 30, 2021) to the extent not taken into account above.

(iv) For Retired Participants, the present value amounts determined above shall receive the aforesaid adjustment from August 2, 2021 until the lump-sum payment date, which amount shall also be reduced for monthly benefit payments received between August 2, 2021 and the lump-sum payment date.

(v) If a Participant dies before the lump sum payment is made, such lump sum payment shall be paid to the Participant’s Spouse if the Participant is legally married. In all other cases, if an eligible individual dies before the lump sum payment is made, such lump sum payment shall be paid to the individual’s estate.

(e) All claims filed after the date hereof, including those under Article 6 and those which relate to the termination of the Defined Benefit Portion of the Plan or the provision of this amendment, must be presented to the administrator of the Plan within 6 months of receipt of a notice that the Defined Benefit Portion of the Plan is terminating or such claim will be forever barred.

(f) All Active Participants at the Termination Date shall be fully vested.

Matthews International Corporation
Dated: September 28, 2021
By: /s/ Joseph C. Bartolacci